Exhibit 99.1

MFA Financial, Inc. Announces Extended Forbearance and Provides Company Update

Company Release - 4/27/2020

NEW YORK, April 27, 2020 /PRNewswire/ -- MFA Financial, Inc. (NYSE: MFA) (the "Company") announced today that it has entered into a second Forbearance Agreement with certain counterparties to its various repurchase agreement financing arrangements and provided additional Company updates.

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Extended Forbearance. Under a new Forbearance Agreement that the Company entered into earlier today with certain counterparties holding a significant majority of its outstanding repurchase obligations (the “Second Forbearance Agreement”), such counterparties have agreed to forbear from exercising any rights or remedies under their respective repurchase agreements with the Company, including selling collateral to enforce margin calls, through June 1, 2020 (unless terminated sooner upon the occurrence of certain events). The Second Forbearance Agreement extends the forbearance period agreed to under the previously announced Forbearance Agreement that the Company entered into with counterparties on April 10, 2020, which was set to expire today at 6:30 p.m. ET (the “First Forbearance Agreement”).

•	The terms and conditions of the Second Forbearance Agreement are substantially similar to those under the First Forbearance Agreement.

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Participating counterparties to the Second Forbearance Agreement represent repurchase obligations of an aggregate of $4.4 billion, which represents approximately 84% of the Company’s $5.3 billion repurchase obligations outstanding as of April 24, 2020.  Since entering into the First Forbearance Agreement on April 10, 2020, the Company's obligations under its and its subsidiaries repurchase agreements have further decreased by approximately 8%. This reduction occurred primarily from ongoing sales of certain assets and the payoff of the associated repurchase obligations and unpaid margin calls.

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Under the terms of the Second Forbearance Agreement, the Company has also agreed to make a cash payment to the participating counterparties of $150 million, which will be applied to reduce the Company’s outstanding repurchase obligation balances with counterparties participating in the Second Forbearance Agreement.

During the period covered by the Second Forbearance Agreement, the Company intends to continue to explore other potential transactions to further reduce its obligations under its existing repurchase agreements, source financing that is generally more durable than existing funding alternatives and raise cash to bolster its liquidity. In addition, the Company will continue to engage in discussions with its counterparties for further forbearance as and if needed.

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Portfolio Update.  The Company has continued taking steps to manage and de-lever its portfolio and generate liquidity.  In particular, since April 10, 2020, the Company has sold residential mortgage assets at improved levels, as prices have partially recovered from the depressed valuations seen from mid-March through early April. These sales resulted in proceeds of $484.4 million and included, $282.9 million of MSR-related assets, $147.7 million of CRT securities and $51.4 million of Agency MBS.

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Cash and liquidity update.  As of April 24, 2020, the Company had total cash balances of $430.9 million, including $143.8 million of cash on deposit with repurchase agreement counterparties to meet margin calls. As described above, cash balances will be reduced by the $150 million payment to repurchase agreement counterparties to reduce outstanding repurchase obligations. Under the Second Forbearance Agreement, the participating counterparties continue to have a secured interest in the Company’s previously unencumbered assets, primarily residential whole loans, real estate owned, cash and other assets with an estimated market value of approximately $1.4 billion as of April 24, 2020.

About MFA Financial, Inc.
MFA Financial, Inc. is a real estate investment trust primarily engaged in the business of investing, on a leveraged basis, in residential mortgage assets, including residential whole loans and residential mortgage-backed securities.
Cautionary Language Regarding Forward-Looking Statements
When used in this report or other written or oral communications, statements which are not historical in nature, including those containing words such as "will," "believe," "expect," "anticipate," "estimate," "plan," "continue," "intend," "should," "could," "would," "may" or similar expressions, are intended to identify "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, and, as such, may involve known and unknown risks, uncertainties and assumptions. Statements regarding the following subjects, among others, may be forward-looking: the Company's estimates of its outstanding obligations under its financing arrangements, uncertainties related to negotiations with the Company's financing counterparties, including with respect to forbearance and the continued effectiveness of any forbearance agreement or any future such agreement, and other financial and operational metrics included herein. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management of the Company at the time of such statements and are not guarantees of future performance. Forward-looking statements involve risks and uncertainties in predicting future results and conditions. Actual results and outcomes could differ materially from those projected in these forward-looking statements due to a variety of factors, including, without limitation, risks related to the Second Forbearance Agreement, including the duration of such agreement, the Company's ability to meet its ongoing obligations under such agreement, and the Company's ongoing discussions with nonparticipating counterparties, the Company's ability to accurately estimate its first quarter book value per common share, its portfolio composition and cash balances and unencumbered assets (particularly in light of the highly volatile and uncertain market conditions), the Company's ability to accurately estimate its outstanding obligations under its financing arrangements, changes in interest rates, changes in default rates, changes in the yield curve, changes in prepayment rates, the availability and terms of financing, changes in the market value of our assets, general economic conditions, conditions in the market for our residential mortgage backed securities, residential whole loans, residential mortgage securities, MSR-related assets and other assets, the timing and amount of distributions to our stockholders, our ability to maintain our exemption from registration under the Investment Company Act of 1940, as amended, conditions in the real estate market, legislative and regulatory changes that could adversely affect the business of the Company and the ongoing spread and economic and operational effects of the COVID-19 virus. Additional information concerning these and other risk factors are contained in the Company's filings with the Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and subsequent filings (including the Company’s Current Report on Form 8-K filed on April 13, 2020). Unless otherwise indicated, all information in this press release is as of April 27, 2020. The Company undertakes no duty to update any forward-looking statements to reflect any change in its expectations or any change in events, conditions or circumstances on which any such statement is based.
Investor Contact:
InvestorRelations@mfafinancial.com
MFA Investor Relations
212-207-6488

Media Contact:
Abernathy MacGregor
Tom Johnson
212-371-5999